                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           @TRACK COMMUNICATIONS, INC.


         This Restated Certificate of Incorporation restates in its entirety the Certificate of Incorporation, as amended to date, of @Track Communications, Inc., a corporation originally incorporated in Delaware as "HM Holding Corporation" on January 28, 1994. This Restated Certificate of Incorporation has been duly adopted pursuant to Section 245 of the Delaware General Corporation Law. This Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as heretofore amended to date, and there is no discrepancy between those provisions and the provisions in this Restated Certificate of Incorporation.

                                     I. NAME

         The name of the corporation is @Track Communications, Inc.

                                  II. EXISTENCE

         The corporation is to have perpetual existence.

                                  III. PURPOSE

         The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

                               IV. CAPITALIZATION

         The aggregate number of shares of capital stock which the corporation shall have authority to issue is 100,020,000 shares consisting of 100,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 20,000 shares of preferred stock, par value $0.01 per share. Each holder of a share of Common Stock shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate.

         Simultaneously with the effective date of the filing of this Amendment to the Certificate of Incorporation (the "Effective Date"), each five (5) shares of Common Stock (and each option, warrant and all other securities convertible into shares of Common Stock, that represent the right to acquire five (5) shares of Common Stock) of the corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one (1) share of Common Stock (or as an option, warrant or other security convertible into shares of Common Stock, into the right to acquire one (1) share of Common Stock, as the case may be). The corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of



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such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the last sale price per share of the Old Common Stock on the 20 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the Nasdaq SmallCap Market. No interest shall be payable on the Cash-in-Lieu Amount.

         The Board of Directors of the corporation, by resolution or resolutions, may at any time and from time to time, divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series and, without limiting the generality of the foregoing, fix and determine the designation of each such share, the number of shares which shall constitute such series and certain powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions and voting rights of the shares of each series so establishing.

                            SERIES E PREFFERED STOCK

         1. Title. The series of Preferred Stock is hereby designated as the "Series E Preferred Stock" (the "Series E Preferred Stock").

         2. Number. The number of shares which are hereby designated as, and shall constitute, Series E Preferred Stock shall be one (1) share.

         3. Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series E Preferred Stock shall rank senior to the Corporation's common stock, par value $.01 per share (the "Common Stock"), and senior to any other class or series of capital stock of the Corporation, other than any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with or senior to the Series E Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term "capital stock" does not include convertible debt securities.

         4. Dividends.

            (a) The holders of the then outstanding shares of Series E
Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board of Directors"), out of funds legally available for the payment of dividends, cash dividends at the rate of 7% per annum of the $1,000 per share liquidation preference of the Series E Preferred Stock (equivalent to an annual rate of $70.00 per share). Such dividends shall accrue and be cumulative from the date which shares are actually issued (the "Original Issue Date"), and shall be payable annually in arrears in cash no later than January 31st of each year, commencing January, 2002 (each, a "Dividend Payment Date"). Dividends shall be declared and payable to holders of record as they appear in the stock transfer books of the Corporation at the close of business on the applicable record date (each, a "Record Date"), which shall be the last day in December of each year which is a Business Day, commencing December, 2001, or such other date designated by the Board of Directors. The period from and including the Original Issue Date to, but excluding, the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to, but excluding, the next




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succeeding period from and including a Dividend Payment date to, but excluding, the next succeeding Dividend Payment date, is hereinafter called a "Dividend Period." The amount of any dividend, payable for any Dividend Period, or portion thereof, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The dividends payable on any Dividend Payment Date or any other date shall include dividends accrued to, but excluding, such Dividend Payment Date or other date, as the case may be.

         "Business Day" shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York, New York, are authorized or required by law, regulation or executive order to close. All references herein to "accrued and unpaid" dividends on the Series E Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on the Series E Preferred Stock; and all references herein to "accrued and unpaid" dividends on any other class or series of capital stock of the Corporation shall include if (and only if) such class or series of capital stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, thereon.

            (b) If any shares of Series E Preferred Stock are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Corporation of any other class or series ranking, as to dividends on a parity with or junior to the Series E Preferred Stock, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Stock for all past Dividend Periods (including, without limitation, any Dividend Period terminating on the date upon which the dividends on such other capital stock are declared and paid or set apart for payment, as the case may be). When dividends are not paid in full (or a sum sufficient for such full payment is not set apart therefor) upon the Series E Preferred Stock and the shares of any other class or series of capital stock of the Corporation ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other class or series of capital stock of the Corporation ranking on a parity as to dividends with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of capital stock of the Corporation shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series E Preferred Stock and such other class or series of capital stock of the Corporation bear to each other.

         Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series E Preferred Stock for all past Dividend Periods (including, without limitation, any Dividend Period terminating on the applicable Subject Date (as defined below)), (i) no dividends (other than in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation) shall be declared or paid or set apart for payment or other distribution declared or made upon the Common Stock of the Corporation or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (ii) no shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to dividends or as to the





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distribution of assets upon liquidation, dissolution or winding up of the
Corporation shall be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Corporation (except by conversion into or exchange for shares of any other class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation). As used in this paragraph, the term "Subject Date" means any date on which any dividends shall be declared and paid or set apart for payment or other distribution declared or made upon the Common Stock or any other class or series of capital stock of the Corporation ranking junior to or on parity with the Series E Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation or on which any shares of Common Stock of the Corporation or any shares of any other class or series of capital stock of the Corporation ranking junior to or on parity with the Series E Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Corporation.

            (c) No dividends on the Series E Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such times as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

            (d) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or payments on the Series E Preferred Stock which may be in arrears, and holders of the Section E Preferred Stock will not be entitled to any dividends (within the meaning of the Internal Revenue Code of 1986, as amended). whether payable in cash, securities or other property, in excess of the full cumulative dividends described herein.

            (e) Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

         5. Liquidation Preference.

            (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, before any distribution or payment shall be made to the holders of any Common Stock of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series E Preferred Stock then outstanding shall be entitled to receive and be paid out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash in the amount of $1,000.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment.

            (b) After payment to the holders of the Series E Preferred Stock of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Series E Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.



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            (c) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of liquidating distributions on all outstanding shares of Series E Preferred Stock and the full amount of the liquidation distributions payable on all outstanding shares of any other classes or series of capital stock of the Corporation ranking on a parity with the Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the holders of the Series E Preferred Stock and all such other classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidation distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.

            (d) If liquidating distributions shall have been made in full to all holders of Series E Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences.

            (e) For purposes of this Section 5, the consolidation or merger of the Corporation with or into any other corporation, trust or other entity, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation.

         6. Redemption.

            (a) To the extent the Corporation shall have funds legally available for such payment, the Corporation may, but shall not be required to, redeem the Series E Preferred Stock at any time after the date which is three years from the Original Issue Date, at the Redemption Price (as defined below). Any date fixed by the Board of Directors for the redemption of shares of Series E Preferred Stock is hereinafter called a "Redemption Date."

            (b) The redemption price per share of the Series E Preferred Stock to be paid upon a redemption under this Section 6 shall be an amount equal to $1,000.00, plus all accrued and unpaid dividends thereon to the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in cash.

            (c) Notice of any redemption pursuant to this Section 6 shall be given by the Corporation by mailing notice (the "Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series E Preferred Stock (at the close of business on the Business Day (as defined in Section 4 herein) which precedes the day on which the Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation, not less than 10 days prior to the date of such redemption. The Redemption Notice shall state the Redemption Date, the Redemption Price, the number of shares to be redeemed, the time and place fixed for such redemption and the surrender of stock certificates for payment, and that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accrue on the Redemption Date. No failure to give or defect in such notice or defect in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.



                                      -5-
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            (d) After the Corporation has sent or delivered the Redemption
Notice as required in Section 6(c) above and it has irrevocably deposited or set aside a sum sufficient to redeem such shares to pay the Redemption Price for such shares, said shares shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on or after date which the Redemption Notice was sent or delivered in accordance with Section 6(c) above.

            (e) Upon surrender of a certificate or certificates representing shares to be redeemed pursuant to this Section 6, the Corporation shall remit an amount equal to the product of (i) the Redemption Price, times (ii) the number of shares of the Series E Preferred Stock to be redeemed.

            (f) Any shares of the Series E Preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be canceled by the Corporation, but shall be available for reissuance at a subsequent date.

         7. Voting Rights. Except as required by law, the holder of the Series E Preferred Stock shall not have any voting rights.

         8. Conversion. The Series E Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

         9. No Preemptive Rights. The Series E Preferred Stock shall have no preemptive rights.

         10. Severability of Provisions. If any power, preference or relative, participating, optional and other special right of the Series E Preferred Stock, or qualification or restriction thereof, set forth in the Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other powers, preferences and relative, participating, optional and other special rights of the Series E Preferred Stock and qualifications and restrictions thereof set forth in the Certificate of Designations which can be given effect without the invalid, unlawful or unenforceable powers, preferences or relative, participating, optional or other special rights of the Series E Preferred Stock or the qualifications or restriction thereof shall remain in full force and effect and shall not be deemed dependent upon any other such powers, preferences or relative, participating, optional or other special right of the Series E Preferred Stock or qualifications or restrictions thereof unless so expressed herein.

                             V. STOCKHOLDER RIGHTS

         The preemptive right of any stockholder of the corporation to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares of the corporation, is hereby denied; provided, however, that nothing herein shall preclude the corporation from granting preemptive rights by contract or agreement to any person, corporation or other entity. Cumulative voting by the stockholders of the corporation at any election of directors of the corporation is hereby prohibited.

                              VI. REGISTERED AGENT

         The street address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.




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                     VII. LIMITATION OF DIRECTORS' LIABILITY

         To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article VII by the stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the corporation at the time of such repeal or amendment.

                              VIII. INDEMNIFICATION

         The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article VIII. The right to indemnification under this Article VIII shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. The corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the corporation upon such terms as the board of directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article VIII by the stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

                           IX. INTERESTED TRANSACTIONS

         Any director or officer of the corporation individually, or any corporation, partnership, association or other organization in which one or more of the corporation's directors or officers are directors or officers or have a financial interest (an "Interested Party") may be a party to, or may be




                                      -7-
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pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that (a) the material facts as to such Interested Party's relationship and as to such contract or transaction shall be disclosed or shall have been known to the board of directors, and the board of directors in good faith shall authorize such contract or transaction by the affirmative vote of a majority of the disinterested directors (even though the disinterested directors constitute less than a quorum); or (b) the material facts as to such Interested Party's relationship and as to such contract or transaction shall be disclosed or shall have been known to the stockholders entitled to vote on such contract or transaction, and the stockholders in good faith shall approve such contract or transaction; or (c) such contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the stockholders. Any Interested Party who is a director of the corporation may be counted in determining the presence of a quorum at a meeting of the board of directors which authorizes any contract or transaction between the corporation and an Interested Party.

                                X. MISCELLANEOUS

         Election of directors need not be by written ballot. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt the bylaws of the corporation, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations which may be contained in such bylaws.

                            (SIGNATURE PAGE FOLLOWS)



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         IN WITNESS WHEREOF, the Corporation has caused this Restated
Certificate of Incorporation to be signed by its President and Chief Executive Officer as of this 11th day of June, 2001 to be effective upon filing.


                                       @TRACK COMMUNICATIONS, INC.



                                       By: /s/ Jana A. Bell
                                           ------------------------------------
                                           Jana A. Bell
                                           President and Chief Executive Officer


ATTEST:

/s/ J. Raymond Bilbao
--------------------------------------
J. Raymond Bilbao
Secretary




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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           @TRACK COMMUNICATIONS, INC.

            @Track Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

            FIRST: That the Board of Directors of the Corporation held a special meeting on May 21, 2002, at which it duly adopted a resolution, pursuant to Sections 242 and 141 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the Corporation.

            SECOND: That in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware, the holders of at least a majority of the stock of every class entitled to vote on said amendment have duly approved and adopted said amendment pursuant to a written consent. Prompt written notice of the adoption of the amendment will be given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

            THIRD: This amendment shall be effective at 5:31 P.M. Eastern Standard Time on July 22, 2002.

            FOURTH: That the amendment is as follows:

            Article I of the Corporation's Restated Certification of Incorporation is hereby amended by deleting said Article I in its entirety and replacing it with the following in lieu thereof:

                                    "I. Name

          The name of the corporation is Minorplanet Systems USA, Inc."


            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer this 22nd day of July, 2002.

                                      @TRACK COMMUNICATIONS, INC.


                                      By: /s/ J. Raymond Bilbao
                                         ---------------------------------------
                                          J. Raymond Bilbao,
                                          Senior Vice President, General Counsel
                                          and Secretary